Exhibit 5.1
[GT LETTERHEAD]
June 21, 2010
XStream Systems, Inc.
10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Dear Ladies and Gentlemen:
     We have acted as counsel to XStream Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 5,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-163046) initially filed with the U.S. Securities and Exchange Commission with respect to the shares on November 12, 2009 (as amended on December 30, 2009, February 11, 2010, March 15, 2010, April 5, 2010, April 26, 2010, and June 21, 2010, as may subsequently be amended, the “Registration Statement”). The shares of Common Stock to be issued and sold by the Company are referred to herein as the “Shares.”
     In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.
     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the underwriting agreement, a form of which will be filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and legally issued, fully paid and nonassessable.

     The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
/s/ Greenberg Traurig, P.A.